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                                                                   Exhibit 10.22

                        PLY GEM INVESTMENT HOLDINGS, INC.

                              AMENDED AND RESTATED
                               PHANTOM STOCK PLAN





     Section 1. General

          (a) Purpose. The purpose of this Ply Gem Investment Holdings, Inc. Phantom Stock Plan (the "Plan") is to attract, motivate and retain certain key employees of Ply Gem Investment Holdings, Inc. (the "Company") and its Subsidiaries who are primarily responsible for the long-term performance of the Company and to align their interest with that of the stockholders of the Company.

          (b) Overview. The Plan is generally designed to provide non-qualified deferred compensation to Participants. Each Participant's interest in the Plan is recorded in and maintained under a bookkeeping Account and these Accounts are deemed invested in the Company's stock, but there is no stock actually issued to the Plan (which is generally why these accounts credits are called "Phantom"). When valuing a Participant's Account for payment purposes, the following rules generally apply: if the Company becomes publicly traded through an IPO, the stock market will dictate the value of the Account; if a Realization Event or a Tag-Along Event occurs, the amount paid to shareholders will dictate the value of the Account; and in the event that a Participant's employment with the Company terminates and if neither a Realization Event nor an IPO occurs prior to the time the Participant is paid the value of his or her Account, certain formulas described in the Plan dictate the value of the Account (which value differs depending upon the length of time a Participant has been employed with the Company and the circumstances surrounding the termination of employment). Following an IPO, each Participant will generally be paid out five years after the IPO, subject to further deferral opportunities and the right of the Company to accelerate such payment, with earlier payment upon a Realization Event or a termination of employment. The value of each Account is generally paid in cash or stock, at the discretion of the Company.

     Section 2. Definitions.

          As used in this Plan, capitalized terms not defined in this Plan shall have the meaning attributed to such terms in the Stockholders Agreement and the following terms shall have the meanings set forth below:

          (a) Account. An unfunded bookkeeping account established to record a Participant's interest under this Plan, the terms and conditions of which are set forth in this Plan and in each Participant's Award Agreement.

          (b) Award. A grant of Phantom Incentive Units and/or a grant of Phantom Additional Units under this Plan.

          (c) Award Agreement. The written agreement evidencing an Award, which shall be executed or otherwise acknowledged in writing by a Participant.

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          (d) Board. The Board of Directors of the Company.

          (e) Cause. "Cause" means: (i) conviction of, or entry of a pleading of guilty or no contest by, a Participant with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) a Participant's willful and continued failure to perform substantially his or her duties with the Company or any of its Subsidiaries, or a failure to follow the lawful direction of the Board or any chief executive officer of the Company or any of its Subsidiaries to whom such Participant reports after the Board of Directors or such chief executive officer delivers a written demand for substantial performance, specifically identifying the manner in which the Participant has not substantially performed his material duties and the Participant neglects to cure such a failure within 30 days; (iii) a Participant's theft, fraud or embezzlement of any property or assets of the Company or any of its Affiliates or Subsidiaries, or such Participant's dishonesty against the Company or any of its Affiliates or Subsidiaries which has resulted in material damage to the Company or any of its Affiliates or Subsidiaries or (iv) a Participant's breach of any noncompetition or nonsolicitation requirements set forth in the Stockholders Agreement or willful breach of any confidentiality requirements set forth in the Stockholders Agreement, in each case, whether or not such agreement or requirement is enforceable under applicable law.

          (f) Common Stock. Common stock, par value $0.01 per share, of the Company, and any other stock or units into which such common stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of stock or units or the like.

          (g) Company. Ply Gem Investment Holdings, Inc., a Delaware corporation.

          (h) Disability. With respect to any Participant, any event of disability under the disability insurance plan of the Company or any of its Affiliates or Subsidiaries covering such Participant, or if there shall be no such disability plan, then as set forth in any agreement between such Participant and the Company or any of its Affiliates or Subsidiaries, or if there shall be no such agreement, then the inability of the Participant to perform his or her duties as an employee of the Company or any of its Affiliates or Subsidiaries for at least one-hundred eighty (180) days during any consecutive 12-month period.

          (i) Effective Date. February 12, 2004.

          (j) IPO. The closing of the initial underwritten public offering of shares of Common Stock pursuant to an effective registration statement filed under the Securities Act.

          (k) Participant. Any current or future employee of the Company or any of its Subsidiaries who is eligible for, and is selected by the Board for, an Award under this Plan and who has executed an Award Agreement.

          (l) Phantom Additional Unit. A Phantom Additional Unit that is first credited to a Participant's Account in February, 2004, is a phantom stock unit representing one share of Common Stock and 0.45914 shares of the Preferred Stock issued in February, 2004. A Phantom Additional Unit that is first credited to a Participant's Account in August, 2004, is a phantom stock unit representing one share of Common Stock and 0.53803 shares of the Preferred Stock issued in August, 2004. As used herein, a "Common Phantom Additional Unit" shall mean the

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portion of a Phantom Additional Unit representing one share of Common Stock and a "Preferred Phantom Additional Unit" shall mean the portion of a Phantom Additional Unit representing 0.45914 shares of the Preferred Stock issued in February, 2004, for Phantom Additional Units granted in February, 2004 and
0.53803 shares of the Preferred Stock issued in August, 2004, for Phantom Additional Units granted in August, 2004.

          (m) Phantom Incentive Unit. A Phantom Incentive Unit is a phantom stock unit representing a share of Common Stock that is credited to a Participant's Account.

          (n) Plan. This Ply Gem Investment Holdings, Inc. Amended and Restated Phantom Stock Plan, as may be amended from time to time.

          (o) Preferred Stock. Senior Preferred Stock, par value $0.01 per share, of the Company, and any other stock or units into which such preferred stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of stock or units or the like.

          (p) Realization Event. Any transaction in which Caxton-Iseman (Ply
Gem), L.P. has the right to exercise "Drag-Along Rights" pursuant to Section 4.7 of the Stockholders Agreement.

          (q) Stockholders Agreement. That certain Stockholders Agreement, dated as of February 12, 2004 and as amended from time to time, by and among the Company, Caxton-Iseman (Ply Gem), L.P., the other investors executing the agreement and designated as "Other Investors" therein and the individuals executing the agreement and designated as "Management Stockholders" therein.

          (r) Tag-Along Event. Any occurrence of an event qualifying for "Tag Along" treatment under Section 4.5 of the Stockholders' Agreement.

     Section 3. Administration.

          (a) This Plan shall be administered by the Board. Subject to the provisions of this Plan and applicable law and subject to Participants' rights under outstanding Award Agreements, the Board shall have the power and sole discretion, in addition to other express powers and authorizations conferred on the Board by this Plan, to: (i) designate Participants; (ii) determine the Awards to a Participant; (iii) determine, in a manner consistent with the terms of this Plan and any Award Agreements entered into pursuant to this Plan, payments and how other matters are to be calculated in connection with Awards and Accounts; (iv) determine the terms and conditions of Awards; (v) determine whether, to what extent, and under what circumstances Awards and amounts payable pursuant to an Account shall be deferred at the election of the holder thereof or of the Board; (vii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in this Plan and any instrument or agreement relating to this Plan, or Awards under this Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (ix) make any other determination and take any other action that the Board deems necessary or desirable for the administration of this Plan. The decisions of the Board shall be final, conclusive, and binding upon all parties, including, without limitation, the Company, any Participant, any holder or beneficiary of any Account and any stockholder of the Company.


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          (b) No member of the Board shall be liable for any action or determination made in good faith with respect to this Plan, any Award or any Account.

     Section 4. Eligibility. Members of senior management and key employees of the Company and/or its Subsidiaries shall be eligible to be designated as a Participant in this Plan by the Board and to receive an Award credited to an Account.

     Section 5. Phantom Incentive Unit Awards and Phantom Additional Unit
Awards.

          (a) General. The Board shall, in its sole discretion, designate employees of the Company or its Subsidiaries as Participants in this Plan and, in connection therewith, the Board shall determine the number of Phantom Incentive Units and/or Phantom Additional Units to be granted to each Participant so designated. An Account shall be established in the records of the Company to which the number of Phantom Incentive Units and/or Phantom Additional Units so granted shall be credited. As more fully set forth herein, a Participant shall share in any dividends or distributions paid by the Company to its stockholders, and a Participant's Account will be fully or partially distributed to him or her following the occurrence of a Realization Event.

          (b) Availability for Award; Dividends; Value.

              (i) Awards may be made in respect of up to 10% of the Common Stock outstanding as constituted as of the Effective Date (prior to dilution by the Phantom Incentive Units, Phantom Additional Units and any Contingent Rights) under the Plan.

              (ii) To the extent that dividends or distributions are declared and paid to holders of Common Stock, each Participant will receive the amount that would have been distributed to the Participant had the Phantom Incentive Units and/or Common Phantom Additional Units credited to the Participant's Account been issued and outstanding Common Stock and such dividend or distribution shall be paid at the same time and in the same manner as dividends or distributions are paid to holders of Common Stock.

              (iii) To the extent that dividends or distributions are declared and paid to holders of Preferred Stock, each Participant will receive the amount that would have been distributed to the Participant had the Preferred Phantom Additional Units credited to the Participant's Account been issued and outstanding Preferred Stock and such dividend or distribution shall be paid at the same time and in same manner as dividends and distributions are paid to holders of Preferred Stock.

          (c) Deferral of Payment. Notwithstanding any other provision of this Plan, the Board may make good faith determinations respecting the time and/or medium of payment and/or impose conditions on payment of the value of a Participant's Account in order to reflect the time and medium of payment, or conditions on payment, applicable to holders of Common Stock and/or Preferred Stock, as applicable, in connection with a Realization Event, IPO or otherwise, in order to accomplish the intended purposes of this Plan. By way of example and without limiting the generality of the foregoing, the Board may impose appropriate restrictions on the payment of the value of a Participant's Account if the holders of Common Stock and/or Preferred Stock, as applicable, are subject to a clawback or are required to escrow payment for their Common Stock and/or Preferred Stock, as applicable.

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          (d) Termination of Account Following Payment. Following the payment of all or a portion of the Account attributable to the Phantom Incentive Units, any such Phantom Incentive Units shall thereafter be deemed cancelled. Following the payment of all or a portion of the Account attributable to Common Phantom Additional Units, any such Common Phantom Additional Units shall thereafter be deemed cancelled, although the Preferred Phantom Additional Units may still have value if such portion of the Account was not theretofore paid. Following the payment of all or a portion of the Account attributable to Preferred Phantom Additional Units, any such Preferred Phantom Additional Units shall thereafter be deemed cancelled, although the Common Phantom Additional Units may still have value if such portion of the Account was not theretofore paid. The payment of a dividend or distribution with respect to any Award shall not be considered a payment of any portion of a Participant's Account for purposes of this Section 5(d).

     Section 6. Payment of Accounts.

          (a) Realization Event. Except as provided in Section 8 (generally relating to terminations of employment before a Realization Event), upon the closure and funding of a Realization Event, each Account shall be credited with the same value per Phantom Incentive Unit and/or Common Phantom Additional Unit as the value received in the Realization Event by a holder of Common Stock for one share of Common Stock, and each Participant (or his or her estate, as applicable) will be paid the value of his or her Account, subject to the Board's discretion to defer the payment of the value of a Participant's Account to appropriately reflect the payment schedule, contingent payment, holdbacks or contingent obligations applicable to holders of Common Stock following the Realization Event, as follows:

              (i) as soon as practicable following a Realization Event that is a cash transaction, the value of each Account shall be paid in cash to the Participants.

              (ii) following a Realization Event that is an equity or other non-cash exchange for Common Stock, (A) the Board shall credit each Account attributable to any Phantom Incentive Unit and/or Common Phantom Additional Unit at such time and in such amounts of such medium (including notes, equity securities, or a combination of the foregoing) as payments are made available to holders of Common Stock pursuant to the Realization Event or, in the Board's sole discretion, in cash and (B) the value of the Accounts attributable to the Phantom Incentive Units and/or Common Phantom Additional Units shall be distributed as soon as practicable following such credit to the Account; provided that the Board may elect to continue to defer payment of the Account until not later than such time as the equity or other medium received in exchange for Common Stock may be converted into cash or is otherwise transferable and, in the event of such deferral, the Board shall determine whether payment shall be made either in cash or in the same medium of payment as holders of Common Stock received in the Realization Event, including notes, equity securities, or a combination of the foregoing.

          (b) Preferred Stock. Notwithstanding anything herein to the contrary, the value of the Accounts, if any, attributable to any Preferred Phantom Additional Unit shall be paid to a Participant upon a Realization Event only when and to the extent permitted in this Section 6(b). The Accounts attributable to each Preferred Phantom Additional Unit shall receive a credit at such times and in such amounts as payments are made to a holder of 0.45914 or 0.53803 shares of Preferred Stock in redemption thereof, as applicable, depending upon the date on which the Preferred Phantom Additional Unit was granted. The value of the Accounts attributable to


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the Preferred Phantom Additional Units shall be paid to the Participants as soon as practicable following such credit to the Account and in the same medium
(cash, equity, or any other medium) received by the holders of Preferred Stock. The Company has the right to pay the value of the Account in respect of Preferred Phantom Additional Units following a Participant's termination of employment for any reason and prior to any other event giving rise to the payout of Preferred Stock generally as described in Section 8(b)(ii)(D) below.

          (c) IPO. From and after the consummation by the Company of an IPO that occurs prior to a Realization Event, the following shall apply:

              (i) If the Company shall be required to pay out the value of any Account or shall exercise any right it may have to pay out the value of any Account or if any Participant shall have the right to receive any portion of an Account, the Company may pay the value of the Account in shares of Common Stock (in the case of Phantom Incentive Units or Common Phantom Additional Units) or Preferred Stock (in the case of Preferred Phantom Additional Units) or (in the case of either Phantom Incentive Units or Phantom Additional Units) in cash (determined by using, in the case of Phantom Incentive Units or Common Phantom Additional Units, the market price of the Common Stock, and in the case of Preferred Phantom Additional Units, the Liquidation Value of the Company's Preferred Stock and the accrued but unpaid dividends thereon, in each case on the date immediately prior to the payment) or a combination of the foregoing ("Post-IPO Payout").

              (ii) Except as provided in Section 8 (generally relating to termination of employment prior to a Realization Event) and except upon the earlier occurrence of a Realization Event, and subject to the Company's right after the IPO to pay the value of the Account at such earlier time as it shall determine, on the fifth anniversary of the IPO the Account will be paid to the Participant, who will receive the Post-IPO Payout unless the Participant (or the Participant's estate, as applicable) elected in writing no later than the fourth anniversary of the IPO to defer the Post-IPO Payout for an additional 36 months from the fifth anniversary of the IPO. Each Participant who remains employed with the Company and who chooses to defer the payment of his or her Post-IPO Payout (including, for this purpose, any Participant or Participant's estate who otherwise deferred payment of his or her Account) no later than the fourth anniversary of the IPO may continue to defer the payment of the Post-IPO Payout for additional 36 month intervals, provided that the election to defer is made no later than one year prior to the date on which the Post-IPO Payout would otherwise be paid.

          (d) Tag-Along Event. In connection with a Tag-Along Event, the Company shall, in its discretion (A) immediately prior to the Tag-Along Event distribute to each Participant, a number of shares of such class or classes of the Company's Capital Stock such that the number of shares so distributed plus the number of shares which the holder would be entitled to sell under Section 4.5 of the Stockholders Agreement without regard to the Phantom Incentive Units or Phantom Additional Units held by such Participant (assuming that the source for the shares to be sold constituted shares of Capital Stock, and shares distributed with respect to Phantom Incentive Units and shares distributed with respect to Phantom Additional Units in proportion to the number of shares or such units held) equals the total number of shares of Capital Stock the holder is entitled to sell (the "Pro Rata Portion") or (B) immediately following the Tag-Along Event, credit each Participant's Account with the value the Participant would have received from the shares that would be distributed pursuant to clause (A) had such shares been distributed and sold in the Tag-Along Event, and either pay such portion of the Account as


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soon as practicable following the Tag-Along Event or continue to defer the payment of the Account until the Account is otherwise payable in accordance with this Plan. For purposes of the foregoing clause (B), the credit in respect of the Account and any payment of the Account shall only be in respect of the Phantom Incentive Units and/or the Phantom Additional Units, as applicable, to which the Pro Rata Portion applies. For purposes of this Section 6(d), the Pro Rata Portion, to the extent it is attributable to Phantom Incentive Units, shall apply "pro rata" to the total number of Protected and Unprotected Phantom Incentive Units credited to a Participant's Account.

     Section 7. Compliance with Debt Instruments and Legal Requirements.

          (a) Legal Requirements. The grant of Phantom Incentive Units and Phantom Additional Units, payment of the value of a Participant's Account (including a partial distribution of a Participant's Account, if applicable), and the other obligations of the Company under this Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

          (b) Debt Instruments. Notwithstanding the requirements of Section 6 hereof regarding the payment of the value of the Accounts, the Company shall not be obligated to pay the value of any portion of any Account (A) at any time there exists and is continuing a default or an event of default on the part of the Company or under any guarantee or other agreement under which the Company or one of its Subsidiaries has borrowed money or (B) if such payment would constitute a breach of, or result in a default or an event of default on the part of the Company or any of its Subsidiaries, under any such guarantee or agreement. In the event that payment of any portion of any Account is deferred pursuant to this Section 7(b), the Company shall pay the value of such portion as soon as possible following the date on which such payment would not result in any such breach or default, with interest at the federal short-term interest rate on the first day of the month the Participant (or his or her estate) has the right to receive payment of the value of his or her Account pursuant to
Section 6, to be recalculated on the first day of each month thereafter until all such payments due under the Account are made.

          (c) Postponement. The Board, in its sole discretion, may postpone the issuance or delivery of any securities under a Participant's Account as the Company may consider appropriate and may require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of any such securities in compliance with applicable laws, rules and regulations.

     Section 8. Termination of Employment.

          (a) Protection of Account Values. Unless otherwise provided in an Award Agreement, Accounts shall become "Protected" as follows:

               (i) subject to continued employment with the Company or one of its Subsidiaries, Participants shall initially be "Unprotected" but shall become Protected in the value of the Phantom Incentive Unit portion of their Accounts, as follows:

               20% on the first anniversary of the date of the applicable Award Agreement, if still employed.

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               40% on the second anniversary of the date of the applicable
               Award Agreement, if still employed.

               60% on the third anniversary of the date of the applicable Award Agreement, if still employed.

               80% on the fourth anniversary of the date of the applicable Award Agreement, if still employed.

               100% on the fifth anniversary of the date of the applicable Award Agreement, if still employed.

               (ii) upon the occurrence of the earlier of a Realization Event or an IPO, a Participant who is then employed with the Company or one of its Subsidiaries shall become fully Protected in the Phantom Incentive Unit portion of his or her Account; and

               (iii) the Phantom Additional Unit portion of each Participant's Account, as applicable, is fully Protected as of the date of grant of such Phantom Additional Units.

          (b) Payment Upon Termination of Employment.

               (i) Unless otherwise provided in an Award Agreement and notwithstanding any of the foregoing to the contrary, if a Participant's employment with the Company or its Subsidiaries terminates for any reason, and neither a Realization Event nor an IPO has occurred as of such termination of employment, the Participant's Account will be credited with the "Cash-Out Amount," as provided below immediately prior to the payment of the Account, and such Account shall be paid to such Participant within 90 days following the termination of such Participant's employment with the Company (or up to one year following the date of termination as may be determined by the Chief Executive Officer of the Company), as the Board may, in its discretion, determine; provided that, in the case of death or Disability, payment of the Account will be governed by Section 8(b)(ii)(C) and will be paid to the Participant's estate, as applicable.

               (ii) The "Cash-Out Amount" is determined as follows:

                    (A) Cause Termination. In the event that a Participant's employment with the Company or its Subsidiaries is terminated by the Company for Cause and neither a Realization Event nor an IPO has occurred prior to such termination of employment, then the Cash-Out Amount is equal to, with respect to each Phantom Incentive Unit, (x) the initial value of the Phantom Incentive Unit on the date of grant as set forth in the Award Agreement, plus or minus (y) any change in Adjusted Retained Earnings per share from the date of grant through the end of the most recent fiscal quarter preceding the date of termination of employment;

                    (B) Other Discharges; Quits. In the event that a Participant's employment with the Company or its Subsidiaries terminates for any reason other than (i) by the Company for Cause or (ii) due to the Participant's death or Disability, and neither a Realization

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                                                                               9


Event nor an IPO has occurred prior to such termination of employment, then the Cash-Out Amount is equal to the sum of:

                                        (x) with respect to each Protected
                    Phantom Incentive Unit and each Common Phantom Additional Unit, an amount equal to the quotient obtained by dividing
                    (I) the excess of (i) the product of 6.7 times Consolidated EBITDA during the Measurement Period over (ii) the Consolidated Indebtedness as of the date of termination, by
                    (II) the number of shares of Common Stock then issued and outstanding and all shares of Common Stock issuable upon the exercise of any then outstanding Contingent Right, whether or not such Contingent Right is at the time exercisable on the date of termination of employment; plus

                                        (y) with respect to each Phantom
                    Incentive Unit that is Unprotected, an amount equal to (I) the initial value of the Phantom Incentive Unit on the date of grant as set forth in the Award Agreement, plus or minus
                    (II) any change in Adjusted Retained Earnings per share from the date of grant through the end of the most recent fiscal quarter preceding the date of termination of employment;

                    (C) Death or Disability. In the event that a Participant's employment with the Company or its Subsidiaries terminates due to the Participant's death or Disability and neither a Realization Event nor an IPO has occurred prior to such termination of employment, then the Cash-Out Amount is the amount described in Section 8(b)(ii)(B) (above) with respect to each Phantom Incentive Unit and the Account will be paid to the Participant (or the Participant's estate, as applicable) one year following the termination of Participant's employment or, in the Board's discretion, at any time prior to one year following the termination of employment; provided that, unless the Board shall otherwise determine, the Participant or the Participant's estate, as applicable, may elect within 180 days following such termination of employment to defer the payment of the Account until such time as payment is otherwise required or made in accordance with the Plan.

                    (D) Phantom Additional Units. If a Participant's employment with the Company or its Subsidiaries terminates for any reason prior to a Realization Event or an IPO, then (x) with respect to each Common Phantom Additional Unit, the Cash-Out Amount is the amount described in Section 8(b)(ii)(B)(x) above and (y) with respect to each Preferred Phantom Additional Unit granted in February, 2004, the Cash-Out Amount is 0.45914 times the sum of
(I) the "Liquidation Value" plus (II) the "Maximum Dividend" (each as defined in the Company's Certificate of Incorporation) and with respect to each Preferred Phantom Additional Unit granted in August, 2004, the Cash-Out Amount is 0.53803 times the sum of (I) the Liquidation Value plus (II) the Maximum Dividend.

               (iii) Notwithstanding the foregoing, with respect to Phantom Incentive Units valued at the Cash-Out Amount as described in Section 8(b)(ii)(B) above, (A) if during the Measurement Period the Company or any of its Subsidiaries shall have purchased or otherwise acquired, without the approval of the Chief Executive Officer of the Company (in a single transaction or in a series of transactions), a business which is outside of the building products


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                                                                              10

industry, all calculations required under this Section 8(b) shall be made on a pro forma basis to eliminate the effect of such acquisition and any financing undertaking in connection therewith and (B) in the event that a sale of the Company is consummated within nine months following the payment of a Participant's Account, and if the per share purchase price (or the amount available for distribution, in the event of a sale of all or substantially all of the Company's assets) (such price or amount, the "Actual Amount") is higher than the Cash-Out Amount used to value such Phantom Incentive Units, whether or not Protected, then the Participant will receive, at the same time stockholders of the Company receive payment in connection with such sale, an additional payment from the Company equal to the excess of (x) the number of Phantom Incentive Units multiplied by the Actual Amount over (y) the aggregate Cash-Out Amount for such Phantom Incentive Units.

               (iv) If a Participant's employment with the Company or its Subsidiaries terminates for any reason and at any time following the occurrence of an IPO, even if such employment terminated prior to a Realization Event, in lieu of the amounts described in Section 8(b)(i) through (iii), the Participant will be entitled to the Post-IPO Payout (as described in Section 6(c)(i) above) in respect of the Phantom Incentive Units and the Phantom Additional Units credited to such Participant's Account, which Account shall be paid to such Participant in accordance with Section 6(c).

               (v) All calculations under Section 6 and this Section 8 of the value of shares based upon the number of outstanding shares of Common Stock and/or Preferred Stock shall be determined assuming that each Phantom Incentive Unit and each Common Phantom Additional Unit is an outstanding share of Common Stock, each Preferred Phantom Additional Unit granted in February, 2004, is
0.45914 outstanding shares of Preferred Stock and each Preferred Phantom Additional Unit granted in August, 2004, is 0.53803 outstanding shares of Preferred Stock.

     Section 9. Dilution Adjustments.

          (a) Certain Events. In the event of a reclassification, recapitalization, stock split, stock dividend, combination of units, or other similar or extraordinary event, the number and kind of Phantom Incentive Units and Phantom Additional Units, in the aggregate, reserved for issuance or with respect to which Awards may be made under this Plan shall be adjusted to reflect such event in the same manner in which Common Stock and Preferred Stock are adjusted to reflect such event, and the Board shall make such adjustments as it deems appropriate and equitable in the number, kind and price of Phantom Incentive Units and Phantom Additional Units credited to outstanding Accounts, and in any other matters which relate to Awards or Accounts and which are affected by the events referred to above.

          (b) Other Adjustments. The Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Accounts in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 9(a)) affecting the Company, or the financial statements of the Company or any subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.


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                                                                              11

     Section 10. Amendment and Termination.


          (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate this Plan or any portion thereof at any time; provided, however, that any such amendment, alteration, suspension, discontinuance, or termination that would materially adversely affect the rights of any Participant with respect to any outstanding Account held pursuant to this Plan shall not, to that extent, be effective without the written consent of the affected Participant.

          (b) Amendments to Awards. The Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Account, prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination not expressly contemplated by this Plan that would materially adversely affect the rights of any Participant or other holder of an Account shall not to that extent be effective without the written consent of the affected Participant or holder.

     Section 11. General Provisions.

          (a) Nontransferability. Neither an Account, nor any Phantom Incentive Unit and/or Phantom Additional Units recorded thereunder, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

          (b) No Rights to Awards. No Person shall have any claim to be granted any Phantom Incentive Unit or Phantom Additional Unit, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Accounts. The terms and conditions of Phantom Incentive Units and Phantom Additional Units, Accounts and the Board's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not Participants are similarly situated).

          (c) Government and Other Regulations. The obligation of the Company to settle Awards in Common Stock, Preferred Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Common Stock or Preferred Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock or Preferred Stock to be offered or sold under the Plan until an IPO. Upon an IPO, the Company shall undertake to register shares of Common Stock and/or Preferred Stock pursuant to the Securities Act on a Form S-8 with the Securities and Exchange Commission for issuance under this Plan, such that in the event the Company makes a distribution of the Accounts in shares of Common Stock or Preferred Stock at any time following an IPO, there will be a sufficient number of shares registered under this Plan.


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                                                                              12

          (d) Tax Withholding. A Participant may be required to pay to the Company, at its request, and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under any Account or otherwise under this Plan or from any compensation or other amount owing to or in respect of a Participant, the amount (in cash, securities, or other property) of any applicable withholding taxes in respect of an Account, its distribution or settlement in cash or in kind, or any payment or transfer under an Account or under this Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

          (e) Other Compensation Arrangements.

               (i) Nothing contained in this Plan shall prevent the Company or any Subsidiary or other Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, securities and other types of awards, and such arrangements may be either generally applicable or applicable only in specific cases.

               (ii) Neither the grant of Phantom Incentive Units or Phantom Additional Units hereunder nor the payment of any amounts in respect of any Account shall be taken into account in determining a Participant's right to receive any additional benefits or compensation under any other plan or arrangement.

          (f) No Right to Service or Employment. The grant of Phantom Incentive Units or Phantom Additional Units shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Subsidiary. Further, the Company or its Subsidiaries may at any time terminate a Participant from any employment or other service relationship or discontinue, free from any liability or any claim under this Plan, unless otherwise expressly provided in this Plan or in the Participant's Award Agreement.

          (g) Awards as an Unsecured Promise.

               (i) The Phantom Incentive Units and Phantom Additional Units granted under this Plan do not constitute an equity interest in the Company or its Subsidiaries. A Participant shall not share in the voting rights of the Company or its Subsidiaries as a result of an Award.

               (ii) The Company shall not be required to and shall not segregate any funds representing awards of Phantom Incentive Units or Phantom Additional Units granted hereunder, and nothing in this Plan or any Award Agreement shall be construed as providing for such segregation.

               (iii) Nothing in this Plan or any Award Agreement, and no action taken pursuant to their respective terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company or its Subsidiaries, on the one hand, and any Participant, or any other Person, on the other hand.

               (iv) The Participants and their beneficiaries and any other Persons entitled to payment in respect of an Account shall rely solely on the unsecured promise of the Company to make the payments required under the terms of any Account, but shall have the

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                                                                              13

right to enforce such a claim in the same manner as any unsecured general creditor of the Company. The Participants shall not have any preferred claim on, or any beneficial ownership in, any assets of the Company. Any rights created under this Plan or any Award Agreement shall be mere unsecured contractual rights of the Participants against the Company.

          (h) Termination with Subsidiaries. For purposes of this Plan, a Participant's employment will be deemed terminated when he or she is no longer employed by the Company or any of its Subsidiaries.

          (i) Conflicts. In the event of a conflict between the terms of this Plan and any Award Agreement, the terms of this Plan shall prevail.

          (j) Governing Law. Unless otherwise provided in the applicable Award Agreement, the validity, construction, and effect of this Plan and any rules and regulations relating to this Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the choice of law principles thereof.

          (k) Headings. Headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.